Exhibit 99.1

Commerce Union Bancshares, Inc. Reports Record Third Quarter

Net Income Increases 29% to $2.4 Million Reports Record Loans and Deposits

BRENTWOOD, Tenn.--(BUSINESS WIRE)--October 26, 2016--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent of Reliant Bank, today reported record net income attributable to common shareholders, loans and deposits for its third quarter ended September 30, 2016. Third quarter net income attributable to common shareholders rose 29.2% to $2.4 million from $1.8 million for the third quarter 2015. Fully diluted net income per share attributable to common shareholders rose 20.0% to $0.30 for the third quarter of 2016 compared with $0.25 for the third quarter 2015. Loans, excluding mortgage loans held for sale, rose 11.4% to a record $661.2 million at September 30, 2016, compared with $593.8 million at September 30, 2015. Deposits were a record $659.9 million at September 30, 2016, up 8.4% compared with $609.0 million at September 30, 2015.

“Our third quarter results continue to highlight the progress we have made since the merger of Reliant Bank and Commerce Union Bank was completed last year,” stated William R. DeBerry, Chairman and CEO of the Company. “We reported solid growth in net income, loans and deposits compared with the third quarter of last year. We also reported lower noninterest expenses and improved operating efficiencies that benefited from improved synergies of our combined operations. As previously announced, we plan to open a new branch in the fast growing Green Hills area of Nashville in the fourth quarter. Our outlook for the year remains positive based on our strong loan pipeline as we enter the fourth quarter.”

Third Quarter Revenue

Total interest income was up 2.0% to $8.7 million in the third quarter of 2016 compared with $8.5 million in the third quarter of 2015. Total interest income decreased 8.9% in the third quarter of 2016 compared with $9.5 million in the second quarter of 2016. The decline in interest income from the second quarter of 2016 was due to a combination of lower yields on loans and $619,000 included in second quarter 2016 interest income related to the payoff of a purchase credit impaired loan during that quarter.

Noninterest income declined to $1.6 million in the third quarter of 2016 compared with $2.5 million in the second quarter of 2016 and $4.0 million in the third quarter of 2015. The decrease in noninterest income was due to lower sales of mortgage loans in the second and third quarters of 2016 due to the transition of the majority of out-of-market mortgage offices to another bank early in the second quarter of 2016.

“We reduced our out-of-market mortgage offices to focus on our markets in middle Tennessee,” stated DeVan Ard, President of the Company and CEO of Reliant Bank. “The reduction in offices had a positive effect on reducing our noninterest expenses compared with prior quarters. Total noninterest expenses related to the mortgage operation were down $2.2 million, or a 63% reduction from the third quarter of last year. We expect further changes in our mortgage operations to improve our operating leverage going forward.”

Net Interest Income and Margins

Net interest income was $7.8 million in the third quarter of 2016, up 1.5% compared with $7.7 million in the third quarter of 2015 and a decrease of 9.9% from $8.7 million in the second quarter of 2016. The increase in net interest income over the prior year was driven by growth in earning assets, offset partially by lower net discount accretion associated with the merger of Commerce Union Bank and Reliant Bank and lower yields. The net discount accretion totaled $368,000 for the third quarter of 2016 compared with $442,000 per quarter for the second quarter of 2016 and the third quarter of 2015. The higher net interest income for the second quarter of 2016 benefited from $619,000 in income related to the payoff of a purchase credit impaired loan. There were no similar income related items for the third quarters of 2016 and 2015.

Net interest margin declined 5 basis points to 3.98% in the third quarter of 2016 compared with 4.03% in the third quarter of 2015 and was down 44 basis points from 4.42% in the second quarter of 2016. The higher net interest margin for the second quarter of 2016, as already noted, benefited from $619,000 in income related to the payoff of a purchase credit impaired loan. There were no similar income related items for the third quarters of 2016 and 2015.

Provision for Loan Losses

Provision for loan losses was $145,000 for the third quarter of 2016 compared with $0 for the third quarter of 2015. The provision for loan losses in the latest quarter remains low due to the low level of charge-offs in the quarter. Provision for loan losses for the second quarter of 2016 was $450,000.

“Our asset quality remained very strong in the third quarter,” continued Ard. “We sold off all of our other real estate owned during the quarter for a gain of $145,000, and our charge-offs for the year are in a net recovery position. We also had no accruing loans past due 90 days or more at the end of the third quarter of 2016.

“Non-performing assets increased by approximately a net $1.5 million in the quarter due to one borrower’s loans moving to non-accrual status. This was an agricultural based relationship that was impaired primarily due to low commodity prices. We expect significant pay-downs on this credit in the fourth quarter due to its seasonal nature. Based on a complete impairment analysis of this loan, we do not expect to recognize any losses. Our allowance for loan losses to total loans was a strong 1.33% at the end of the third quarter. We believe our focus on asset quality is an important part of our strategy to protect future earnings,” continued Ard.

Noninterest Expenses Decline

Noninterest expenses declined 22.1% to $6.9 million in the third quarter of 2016 compared with $8.8 million in the third quarter of 2015, and were down 14.3% compared with $8.0 million in the second quarter of 2016. The Company reported lower salaries and employee benefits; occupancy, information technology, advertising and public relations expenses and lower audit; legal and consulting expenses and provision for losses on other real estate compared with the third quarter of 2015. The decrease in noninterest expenses was due to the transition of out-of-market mortgage operations in the second quarter of 2016 and synergies related to the merger of Reliant and Commerce Union Bank, including the transition to a single core processor completed in late 2015.

“We increased bank-only assets by almost $100 million since last year while our full-time equivalent employee head count was up by only two employees,” continued Ard. “We remain focused on reducing expenses to improve our operating efficiency. The Bank’s efficiency ratio, excluding its mortgage subsidiary, improved to 60.91% in the third quarter of 2016 compared with 61.16% in the third quarter of 2015.”

The Company’s effective income tax rate after consideration of the impact of the noncontrolling interest in the (income) loss of the subsidiary for the third quarter of 2016 was 21.8% compared with 20.4% for the second quarter of 2016 and 27.8% in the third quarter of 2015. The tax rate for the second and third quarters of 2016 included a credit to income tax expense arising from the early adoption of ASC Topic 718 relating to recognition of excess tax benefits on the exercise of stock options that totaled $107,000 in the third quarter and $101,000 in the second quarter of 2016. The tax rate for the second and third quarters of 2016 also benefited from a state tax credit of $217,000 related to the origination of an interest-free loan to a local housing authority.

Balance Sheet Growth – Loans and Deposits Set New Records

Loans rose to a record $661.2 million at September 30, 2016, up 11.4% compared with $593.8 million at September 30, 2015, and increased 1.8% to $649.3 million compared with June 30, 2016. Average loans rose 11.6% to $649.8 million at September 30, 2016, compared with $582.1 million at September 30, 2015.

“Our loan pipeline is very strong as we enter the fourth quarter and expect it to support low double-digit loan growth into 2017. The pipeline is a diverse mix of real estate and commercial and industrial loans that reflects our markets in middle Tennessee. We remain cautious about escalating real estate valuations and the high level of commercial construction in the Nashville city core, but expect that projected growth for population and employment in our major growth markets in Williamson, Sumner and Rutherford counties will provide opportunities for quality loan growth in 2017,” stated Ard.

The Bank’s average earnings assets grew 7.9% to $836.5 million in the third quarter of 2016 compared with $775.3 million at September 30, 2015. The growth in earning assets benefited from an 11.6% increase in average loans and a 25.2% increase in average securities available for sale compared with the third quarter of last year.

Securities available for sale totaled $154.8 million at September 30, 2016, compared with $147.7 million at June 30, 2016, and $130.0 million at September 30, 2015. “We restructured our investment portfolio in the third quarter that resulted in a $296,000 gain on sale,” stated Ard. “We also improved the yield in our investment portfolio that is expected to benefit our net interest margin in future quarters.”

Mortgage loans held for sale declined to $14.6 million at September 30, 2016, compared with $15.0 million at June 30, 2016, and $44.7 million at September 30, 2015. The decline in mortgage loans in the latest quarter was due to the transition of the majority of the Bank’s out-of-market mortgage loan production offices to another bank early in the second quarter of 2016.

Total deposits rose 8.4% to a record $659.9 million at September 30, 2016, compared with $609.0 million at September 30, 2015. The increase in deposits was primarily fueled by a 45.7% increase in demand deposits to $139.7 million at September 30, 2016, compared with $95.9 million at September 30, 2015. Demand deposits increased to 21.2% of total deposits at September 30, 2016, compared with 15.7% of total deposits at September 30, 2015. The loan to deposit ratio was 100.2% at September 30, 2016, compared with 100.2% at June 30, 2016, and 97.5% at September 30, 2015.

“Noninterest bearing deposits rose 45.7% in the third quarter of 2016 to a record $139.7 million compared with the third quarter of last year. We’ve increased our emphasis on new business and commercial checking accounts that resulted in new account openings rising 17% compared with the third quarter of last year. Total demand deposits rose to 21.2% of total deposits at September 30, 2016, up from 15.7% of total deposits at September 30, 2015. Our goal is to increase noninterest bearing deposits to 25% of total deposits by year end 2017 as part of our strategy to improve our funding mix and improve our net interest margin,” concluded Ard.

Stockholders’ equity rose to $109.2 million at the end of the third quarter 2016. Tangible book value per share grew to $12.39 at September 30, 2016.

Strong Capital Position

The Company’s and Bank’s capital position remained strong at September 30, 2016. During the third quarter, the Company raised $1.2 million of capital through the exercise of Company stock options. The additional capital was pushed down to the Bank and when combined with the accretion of earnings to capital led to an increase in the Bank’s September 30, 2016, Tier 1 leverage ratio to 10.94% compared with 10.59% at June 30, 2016. The Bank’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

Accounting Treatment for Merger and Mortgage Subsidiary

The third quarter’s results for 2016 and 2015 are for Commerce Union Bancshares, Inc. (Company) and include the combined results of Reliant Bank and Commerce Union Bank following their merger that was effective April 1, 2015. The results for the nine month period ended September 30, 2015, include the operations of Reliant Bank only for the first quarter 2015 and the combined results of Reliant Bank and Commerce Union Bancshares, Inc. for the second and third quarters 2015.

The consolidated balance sheets and statements of operations include the operation of the Bank’s majority-controlled subsidiary, Reliant Mortgage Ventures, LLC. For financial accounting purposes the subsidiary is treated as a variable interest entity for which the Bank is deemed to be the primary beneficiary. The venture is operated under a joint venture arrangement. The Bank receives 30% of the net income from the subsidiary once the noncontrolling member has recovered any previous losses incurred by the venture. The Bank does not absorb any losses incurred by the venture. Revenue and expenses related to the subsidiary are included in noninterest income and expenses of the Bank and the noncontrolling portion of the net income or loss of the subsidiary is reflected in the “noncontrolling interest in net (income) loss of the subsidiary” on the Consolidated Statements of Operations. For the third quarter of 2016, the mortgage subsidiary generated a net loss of $605,000 compared with net income of $507,000 for the third quarter of 2015. For the nine months ending September 30, 2016, the subsidiary generated a net loss of $507,000 compared with net income of $404,000 for the nine months ending September 30, 2015.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures presented below include “adjusted net interest margin” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments and non-recurring income relating to the payoff of an impaired loan do not reflect the operational performance of the business in this period and, accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

COMMERCE UNION BANCSHARES, INC. CONSOLIDATED BALANCE SHEETS September 30, 2016, June 30, 2016 AND September 30, 2015 (Dollar Amounts In Thousands) (Unaudited)

ASSETS
	September 30, 2016	June 30, 2016	September 30, 2015

Cash and due from banks	$34,869	$16,571	$33,409
Federal funds sold	100	69	-
Total cash and cash equivalents	34,969	16,640	33,409
Securities available for sale	154,816	147,675	130,019
Loans, net of unearned income	661,246	649,277	593,817
Allowance for loan losses	(8,801)	(8,688)	(7,511)
Loans, net	652,445	640,589	586,306
Mortgage loans held for sale	14,649	14,961	44,745
Accrued interest receivable	3,499	3,179	2,745
Premises and equipment, net	8,964	9,088	9,341
Restricted equity securities, at cost	7,081	7,060	5,851
Other real estate, net	-	475	528
Cash surrender value of life insurance contracts	24,633	24,439	19,914
Deferred tax assets, net	1,964	1,708	1,779
Goodwill	11,404	11,404	11,404
Core deposit intangibles	1,671	1,760	2,028
Other assets	3,925	4,226	4,620

TOTAL ASSETS	$920,020	$883,204	$852,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$139,720	$134,515	$95,883
Interest-bearing demand	90,205	86,090	106,495
Savings and money market deposit accounts	183,304	186,009	177,010
Time	246,627	241,237	229,602
Total deposits	659,856	647,851	608,990
Accrued interest payable	134	127	85
Federal Home Loan Bank advances	144,680	124,871	145,646
Other liabilities	6,118	4,331	3,565

TOTAL LIABILITIES	810,788	777,180	758,286

STOCKHOLDERS’ EQUITY
Common stock, $1 par value; 10,000,000 shares authorized; 7,763,351, 7,627,777 and 7,092,294 shares issued and outstanding at September 30, 2016, June 30, 2016 and September 30, 2015, respectively	7,763	7,628	7,092
Additional paid-in capital	88,821	87,736	83,198
Retained earnings	11,952	9,584	4,948
Accumulated other comprehensive income (loss)	696	1,076	(835)

TOTAL STOCKHOLDERS’ EQUITY	109,232	106,024	94,403

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$920,020	$883,204	$852,689

COMMERCE UNION BANCSHARES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIODS INDICATED (Dollar Amounts In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$7,838	$8,698	$7,866	$24,674	$19,452
Interest on investment securities, taxable	137	216	225	589	646
Interest on investment securities, nontaxable	578	490	310	1,506	791
Federal funds sold and other	103	93	82	298	201

TOTAL INTEREST INCOME	8,656	9,497	8,483	27,067	21,090

INTEREST EXPENSE
Deposits
Demand	46	47	57	137	136
Savings and money market deposit accounts	151	163	136	480	325
Time	430	407	385	1,260	1,002
Federal Home Loan Bank advances and other	194	188	186	581	448

TOTAL INTEREST EXPENSE	821	805	764	2,458	1,911

NET INTEREST INCOME	7,835	8,692	7,719	24,609	19,179

PROVISION FOR LOAN LOSSES	145	450	-	760	(500)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,690	8,242	7,719	23,849	19,679

NONINTEREST INCOME
Service charges on deposit accounts	320	321	350	926	837
Gains on mortgage loans sold, net	551	1,782	3,454	5,675	7,987
Gain (loss) on securities transactions, net	296	60	15	356	(381)
Gain on sale of other real estate	145	156	1	301	1
Other	263	191	199	673	494

TOTAL NONINTEREST INCOME	1,575	2,510	4,019	7,931	8,938

NONINTEREST EXPENSE
Salaries and employee benefits	4,017	4,883	5,324	14,294	13,238
Occupancy	767	810	914	2,406	2,520
Information technology	586	636	655	1,849	1,516
Advertising and public relations	117	160	363	542	861
Audit, legal and consulting	328	384	565	993	1,309
Federal deposit insurance	109	126	93	349	276
Provision for losses on other real estate	17	27	-	70	110
Other operating	942	1,001	926	3,044	2,692

TOTAL NONINTEREST EXPENSE	6,883	8,027	8,840	23,547	22,522

INCOME BEFORE PROVISION FOR INCOME TAXES	2,382	2,725	2,898	8,233	6,095

INCOME TAX EXPENSE	619	588	558	1,775	1,644

CONSOLIDATED NET INCOME	1,763	2,137	2,340	6,458	4,451

NONCONTROLLING INTEREST IN NET (INCOME)
LOSS OF SUBSIDIARY	605	223	(507)	507	(404)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$2,368	$2,360	$1,833	$6,965	$4,047

Basic net income attributable to common shareholders, per share	$0.31	$0.31	$0.26	$0.92	$0.67
Diluted net income attributable to common shareholders, per share	$0.30	$0.31	$0.25	$0.91	$0.65

COMMERCE UNION BANCSHARES, INC. SEGMENT FINANCIAL INFORMATION FOR THE PERIODS INDICATED (Dollar Amounts In Thousands) (Unaudited)

Retail Banking	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net interest income	$7,750	$8,545	$7,336	$24,082	$18,304
Provision for loan losses	145	450	-	760	(500)
Noninterest income	1,024	728	564	2,253	950
Noninterest expense	5,600	5,859	5,361	16,800	13,915
Income tax expense	661	604	706	1,810	1,792
Net income	$2,368	$2,360	$1,833	$6,965	$4,047

Residential Mortgage Banking	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net interest income	$85	$147	$383	$527	$875
Provision for loan losses	-	-	-	-	-
Noninterest income	551	1,782	3,455	5,678	7,988
Noninterest expense	1,283	2,168	3,479	6,747	8,607
Income tax expense	(42)	(16)	(148)	(35)	(148)
Net income (loss)	(605)	(223)	507	(507)	404
Noncontrolling interest in net (income) loss of subsidiary	605	223	(507)	507	(404)
Net income attributable to common shareholders	$-	$-	$-	$-	$-

COMMERCE UNION BANCSHARES, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts In Thousands, Except Per Share Amounts) (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Selected Income Statement Data
Total interest income	$8,656	$9,497	$8,914	$8,708	$8,483
Total interest expense	821	805	832	807	764
Net interest income	7,835	8,692	8,082	7,901	7,719
Provision for loan losses	145	450	165	230	-
Net interest income after provision for loan losses	7,690	8,242	7,917	7,671	7,719
Noninterest income	1,575	2,510	3,846	3,534	4,019
Noninterest expense	6,883	8,027	8,637	9,047	8,840
Income tax expense	619	588	568	627	558
Consolidated net income	1,763	2,137	2,558	1,531	2,340
Noncontrolling interest in net (income) loss of subsidiary	605	223	(321)	(3)	(507)
Net income attributable to common shareholders	2,368	2,360	2,237	1,528	1,833

Per Common Share Data
Net income attributable to common shareholders, per share
Basic	$0.31	$0.31	$0.30	$0.21	$0.26
Diluted	$0.30	$0.31	$0.30	$0.21	$0.25
Book value per common share	$14.07	$13.90	$13.49	$13.29	$13.31
Tangible book value per common share	$12.39	$12.17	$11.74	$11.46	$11.42
Basic weighted average common shares	7,673,347	7,560,503	7,450,400	7,130,665	7,086,798
Diluted weighted average common shares	7,768,792	7,678,508	7,563,666	7,291,960	7,286,069
Common shares outstanding at period end	7,763,351	7,627,777	7,560,594	7,279,620	7,092,294

Selected Balance Sheet Data
Total assets	$920,020	$883,204	$868,545	$876,404	$852,689
Securities available for sale	154,816	147,675	139,899	133,825	130,019
Loans, net of unearned income	661,246	649,277	622,733	616,570	593,817
Allowance for loan losses	8,801	8,688	8,090	7,823	7,511
Mortgage loans held for sale	14,649	14,961	24,682	55,093	44,745
Other real estate	-	475	1,139	1,149	528
Goodwill	11,404	11,404	11,404	11,404	11,404
Core deposit intangibles	1,671	1,760	1,849	1,938	2,028
Non-interest bearing deposits	139,720	134,515	116,362	111,309	95,883
Total deposits	659,856	647,851	657,777	640,008	608,990
Federal Home Loan Bank advances	144,680	124,871	104,798	135,759	145,646
Total stockholders' equity	109,232	106,024	102,022	96,751	94,403
Average loans	649,778	637,787	617,600	603,329	582,145
Average earnings assets (1)	836,487	830,501	821,181	813,473	775,313
Average total assets	885,127	880,657	871,961	863,798	823,228
Average stockholders' equity	106,778	103,297	99,237	92,492	93,030

(1) Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities

COMMERCE UNION BANCSHARES, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts In Thousands, Except Per Share Amounts) (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Selected Asset Quality Measures
Nonaccrual loans	$6,122	$4,126	$4,342	$5,004	$4,266
Total nonperforming assets (1)	6,122	4,601	5,481	6,153	4,794
Net charge offs (recoveries)	33	(149)	(102)	(82)	(87)
Nonaccrual loans to total loans	0.93%	0.64%	0.70%	0.81%	0.72%
Nonperforming assets to total assets	0.67%	0.52%	0.63%	0.70%	0.56%
Nonperforming assets to total loans and other real estate	0.93%	0.71%	0.88%	1.00%	0.81%
Allowance for loan losses to total loans	1.33%	1.34%	1.30%	1.27%	1.26%
Allowance for loan losses to nonaccrual loans	143.76%	210.57%	186.32%	156.33%	176.07%
Net charge offs (recoveries) to average loans (2)	0.02%	(0.09%)	(0.07%)	(0.05%)	(0.06%)

Capital Ratios (Bank Subsidiary Only)
Tier 1 leverage	10.94%	10.59%	10.34%	9.88%	10.26%
Common equity tier 1	12.96%	12.49%	12.75%	11.97%	12.23%
Tier 1 risk-based capital	12.96%	12.49%	12.75%	11.97%	12.23%
Total risk-based capital	14.16%	13.67%	13.91%	13.08%	13.33%

Selected Performance Ratios (2) (3)
Return on average assets	1.07%	1.07%	1.03%	0.71%	0.89%
Return on average stockholders' equity	8.87%	9.14%	9.02%	6.61%	7.88%
Net interest margin	3.98%	4.42%	4.08%	3.98%	4.03%

NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (4)
Net interest income	$7,835	$8,692	$8,082	$7,901	$7,719
Purchase accounting adjustments	(368)	(442)	(442)	(442)	(442)
Interest income recognized on payoff of purchased credit impaired loan	-	(619)	-	-	-
Adjusted net interest income	$7,467	$7,631	$7,640	$7,459	$7,277
Adjusted net interest margin	3.80%	3.91%	3.86%	3.76%	3.80%

Efficiency ratio (subsidiary bank only excluding mortgage segment) (4)
Non-interest expense	$5,294	$5,499	$5,039	$5,077	$4,939

Net interest income	7,750	8,545	7,788	7,540	7,334
Tax equivalent adjustment for tax exempt interest income	359	304	272	245	193
Non-interest income	1,024	728	502	522	565
Less gain on sale of other real estate and other assets	(145)	(130)	(20)	(5)	(1)
Less (gain) loss on sale of securities	(296)	(60)	-	7	(15)
Adjusted operating income	$8,692	$9,387	$8,542	$8,309	$8,076

Efficiency Ratio	60.91%	58.58%	58.99%	61.10%	61.16%

(1) Nonperforming assets consist of nonaccrual loans and other real estate
(2) Data has been annualized

(3) Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income divided by average earning assets

(4) Not a recognized measure under generally accepted accounting principles (GAAP)

COMMERCE UNION BANCSHARES, INC.
YIELD TABLES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Dollar Amounts In Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the three months ended September 30, 2016 and 2015:

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015			Change
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Due to Volume	Due to Rate	Total
Interest earning assets
Loans	$649,778	4.57	$7,277	$582,145	4.75	$6,969	$1,813	$(1,505)	$308
Loan fees	-	0.28	452	-	0.29	424	28	-	28
Loans with fees	649,778	4.85	7,729	582,145	5.04	7,393	1,841	(1,505)	336
Mortgage loans held for sale	12,804	3.39	109	47,521	3.95	473	(305)	(59)	(364)
Federal funds sold	1,434	0.55	2	127	18.74	6	38	(42)	(4)
Deposits with banks	20,439	0.37	19	22,715	0.17	10	(7)	16	9
Investment securities - taxable	33,512	1.63	137	49,103	1.82	225	(66)	(22)	(88)
Investment securities - tax-exempt	111,448	3.33	578	68,284	2.73	310	199	69	268
Other	7,072	4.61	82	5,418	4.83	66	35	(19)	16
Total earning assets	836,487	4.37	8,656	775,313	4.42	8,483	1,735	(1,562)	173
Nonearning assets	48,640			47,915
	$885,127			$823,228
Interest bearing liabilities
Interest bearing demand	89,572	0.20	46	102,110	0.22	57	(6)	(5)	(11)
Savings and money market	179,816	0.33	151	173,651	0.31	136	5	10	15
Time deposits - retail	143,344	0.73	262	140,894	0.74	262	16	(16)	-
Time deposits - wholesale	94,239	0.71	168	88,075	0.55	123	9	36	45
Total interest bearing deposits	506,971	0.49	627	504,730	0.45	578	24	25	49
Federal Home Loan Bank advances	132,876	0.58	194	129,024	0.57	186	5	3	8
Total interest-bearing liabilities	639,847	0.51	821	633,754	0.48	764	29	28	57
Net interest rate spread (%) / Net Interest Income ($)		3.86	$7,835		3.94	$7,719	$1,706	$(1,590)	$116
Non-interest bearing deposits	134,343	(0.09)		93,267	(0.06)
Other non-interest bearing liabilities	4,159			3,177
Stockholder's equity	106,778			93,030
	$885,127			$823,228
Cost of funds		0.42			0.42
Net interest margin		3.98			4.03

COMMERCE UNION BANCSHARES, INC.
YIELD TABLES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Dollar Amounts In Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015			Change
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Due to Volume	Due to Rate	Total
Interest earning assets
Loans	$635,055	4.87	$22,603	$488,421	4.75	$17,345	$4,850	$408	$5,258
Loan fees	-	0.30	1,408	-	0.28	1,032	376	-	376
Loans with fees	635,055	5.17	24,011	488,421	5.03	18,377	5,226	408	5,634
Mortgage loans held for sale	24,351	3.64	663	35,554	4.04	1,075	(314)	(98)	(412)
Federal funds sold	700	0.57	3	440	3.04	10	6	(13)	(7)
Deposits with banks	20,646	0.35	54	21,327	0.17	27	(1)	28	27
Investment securities - taxable	43,840	1.79	589	45,302	1.91	646	(19)	(38)	(57)
Investment securities - tax-exempt	98,560	3.33	1,506	58,779	2.73	791	540	175	715
Other	6,747	4.77	241	4,688	4.68	164	74	3	77
Total earning assets	829,899	4.60	27,067	654,511	4.39	21,090	5,512	465	5,977
Nonearning assets	49,350			35,441
	$879,249			$689,952
Interest bearing liabilities
Interest bearing demand	89,604	0.20	137	85,554	0.21	136	10	(9)	1
Savings and money market	188,387	0.34	480	152,764	0.28	325	81	74	155
Time deposits - retail	142,602	0.70	747	107,692	0.78	625	223	(101)	122
Time deposits - wholesale	105,188	0.65	513	94,593	0.53	377	45	91	136
Total interest bearing deposits	525,781	0.48	1,877	440,603	0.44	1,463	359	55	414
Federal Home Loan Bank advances and other	121,999	0.64	581	93,470	0.64	448	133	-	133
Total interest-bearing liabilities	647,780	0.51	2,458	534,073	0.48	1,911	492	55	547
Net interest rate spread (%) / Net Interest Income ($)		4.09	$24,609		3.91	$19,179	$5,020	$410	$5,430
Non-interest bearing deposits	123,526	(0.08)		77,592	(0.06)
Other non-interest bearing liabilities	4,846			2,317
Stockholder's equity	103,097			75,970
	$879,249			$689,952
Cost of funds		0.43			0.42
Net interest margin		4.20			4.00

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes have been allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2020
President, Commerce Union Bancshares, Inc.
President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.